Exhibit 5.2

George E. Henries

Counsellor-at-Law

Liberian Law Consultant

December 1, 2003

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Re: Registration Statement on Form F-3

Dear Sirs:

We have acted as special Liberian counsel to Tsakos Energy Navigation Limited (the “Company”) a Bermuda company, in connection with the Company’s debt securities which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Registration Statement on Form F-3 (the “Registration Statement”). We are licensed to practice law in the Republic of Liberia and are qualified to give this opinion.

For the purposes of this opinion, we have examined the form of Guarantee included in the Indentures filed as exhibits to the Registration Statement, the relevant documents of Rigoletto Shipping Company Limited, Figaro Shipping Company Limited, Noble Shipping Enterprises Ltd., Seaport Shipping Corp., Kingsbridge Shipping Company Ltd., Azimuth Shipping Company Ltd., Essex Shipping Company Ltd., Oak Shipping Company Ltd., Bosphorus Shipping Company Ltd., Oceana Shipping Company Ltd., Romeo Shipping Company Limited, Juliet Shipping Company Limited, Jersey Shipping Company Limited and Annapolis Shipping Company Limited (the “Liberian Guarantors”), their corporate authority relevant to the above transaction and such other documents and certificates that we have deemed necessary for the purposes of the opinions expressed below. In such examination we have assumed the genuineness of the signatures and the authenticity of all documents including photocopies and facsimile copies of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies.

We express no opinion as to the laws of any jurisdiction other than Liberia.

Based on the foregoing, and subject to the qualifications and assumptions expressed herein, we are of the opinion that:

1. The Liberian Guarantors are duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia.

2. The Liberian Guarantors have the requisite power, authority and right to enter into the transaction contemplated by the Subsidiary Guarantees and to perform the obligations thereunder.

3. The Subsidiary Guarantees (as defined in the Indentures filed as exhibits to the Registration Statement) have been duly authorized and issued by the Liberian Guarantors, and, assuming due authentication thereof by the Trustee and upon acceptance of the debt securities, will constitute valid and legally binding obligations of the Liberian Guarantors, entitled to the benefits of the Indentures and enforceable against the benefits of the Indentures and enforceable against the Liberian Guarantors, in accordance with their terms except as (i) such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) the availability of equitable remedies may be limited by equitable principles of general applicabilility.

In rendering such opinion we have relied as to matters of fact, to the extent we deemed proper, on certificates of responsible officers of the Company, the Liberian Guarantors and public officials.

We consent to the reference to our firm under the heading “Legal Matters” contained in the prospectus filed as part of the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ George E. Henries